EXHIBIT 10.1

CENTURY ALUMINUM COMPANY
RESTORATION PLAN

Section 1-Purpose

Century Aluminum Company (the "Employer") adopts the Plan set forth herein to provide a means by which the Employer can provide additional retirement benefits on behalf of certain executive and management Employees whose company contributions under the Employer's 401(k) plan are restricted by the compensation limit in Section 401(a)(17) of the Internal Revenue Code.

The Plan is intended to be a nonqualified deferred compensation plan that complies with the provisions of Section 409A of the Internal Revenue Code. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974.

Section 2-Definitions

As used in the Plan, including this Section 2, references to one gender shall include the other and, unless otherwise indicated by the context:

2.1    "Account" means the bookkeeping account maintained with respect to each Participant under the Plan, which shall be credited with Employer contributions and deemed investment gains or losses in accordance with Section 4.

2.2    "Beneficiary" means the person, persons, entity, or entities designated or determined pursuant to the provisions of Section 5.5 of the Plan.

2.3    "Board" means the Board of Directors of Century Aluminum Company.
2.4    "Cause" shall have the meaning given that term in the Employer's Executive Severance Plan, as such may be in effect from time to time.

2.5    "Code" means the Internal Revenue Code of 1986, as amended.

2.6    "Committee" means the Compensation Committee of the Board.

2.7    "Compensation" means "compensation" as defined in the 401(k) Plan for purposes of Employer contributions thereto, but without regard to the limit imposed by Section 401(a)(17) of the Code.

2.8    "Crediting Date" means the date each year that Employer contributions are to be credited to Accounts, which will be on or about January 30 after each Plan Year end.

2.9    "Disability" shall mean when a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, if the Participant is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer, or a determination by the Social Security Administration that a disability exists within the meaning of the Social Security Act.

2.10    "Effective Date" means December 8, 2015. Employer contributions made under Section 4.2 for the 2015 Plan Year shall be based on Compensation for the entire Plan Year, or from the effective date indicated in the Participant's Eligibility Notice, if earlier or later.

2.11    "Eligibility Notice" means a notice similar to the sample set forth as Annex A to this Plan under which the Employer notifies the Employee of eligibility to participate in the Plan, and the terms thereof and after which the Participant makes certain distribution elections allowed hereby on a form like that attached as Annex B. Eligibility Notice and Participant elections may be given in electronic form in a format similar to Annexes A and B.
2.12    "Employee" means an individual in the service of the Employer whose relationship with the Employer is the legal relationship of employer and employee, and who is a member of a select group of highly compensated or key management employees of the Employer.

2.13    "Employer" means Century Aluminum Company and any Related Employer that adopts this Plan for the benefit of its employees. If any Related Employer(s) adopt this Plan, Century Aluminum Company shall be the only entity authorized or required to amend the Plan or administer it, and the other adopting Employers shall be responsible solely for payments to their Employees who participate hereunder.

2.14    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

2.15     "Excess Compensation" means a Participant's Compensation for a Plan Year, but only to the extent that it exceeds the limit on Compensation taken into account under the 401(k) Plan as a result of Code Section 401(a)(17) for that Plan Year. If a Participant is eligible for this Plan for only part of a Plan Year, the Participant's Compensation and the Code Section 401(a)(17) limit for the entire Plan Year shall be determined, and then the net of those two amounts will be prorated based on the number of days out of 365 in the Plan Year in which the Participant was eligible hereunder, for purposes of arriving at that Participant's Excess Compensation for the Plan Year.

2.16    "Investment Options" means the various investment options which Participants may select as the assumed investments for their hypothetical Account balances, as determined by the Employer from time to time. Beneficiaries may direct the Employer as to such assumed Investment Options in the event of the Participant's death and in such case, the provisions of this Section will apply to such Beneficiaries. The Employer is not obligated in any way to purchase such investment options under the Plan.

2.17    "Participant" means any Employee who has been designated by the Committee as a Participant and who has been given an Eligibility Notice indicating the effective date of such participation, the percentage of Excess Compensation that will be contributed for the Participant's benefit, and when the Account will be vested.

2.18    "Plan" means the Century Aluminum Company Restoration Plan, as herein set out or as duly amended hereafter.

2.19    "Plan Year" means the twelve-month period ending on the last day of December.

2.20    "Related Employer" means any employer that is a member of controlled group of businesses or businesses under common control (within the meaning of Section 414(b) or (c) of the Code) with Century Aluminum Company, and which is a participating employer in the 401(k) Plan.

2.21    "401(k) Plan" means the Century Aluminum Company 401(k) Plan, as amended.

2.22    "Termination" or "Terminated" means the date of the Participant's "separation from service," as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii)), which, for avoidance of doubt, will typically not occur simply as a result of change in duties, hours or change in status to independent contractor rather than employee.

2.23    "Trust" means the funding vehicle, if any, established by the Employer and the Trustee to hold assets in connection with the Plan. The Employer may, but is not required to, establish a Trust. Any such Trust must be a revocable grantor "rabbi" trust that substantially satisfies the requirements of Revenue Procedure 92-64 or successors thereof.

2.24    "Trustee" means the person, if any, designated by the Employer from time to time as the trustee of the Trust.

2.25    "Valuation Date" means each December 31, as of which a valuation of each Participant's Account under the Plan will be made. The Employer may provide for additional Valuation Dates in its discretion up to an including each business day on which the securities markets are open.
Section 3-Participation

The Committee in its discretion may designate an Employee as a Participant in the Plan by sending that Employee an Eligibility Notice in substantially the form attached hereto an Annex A, or such other electronic method that the Committee may establish, and the Employee will become a Participant and begin receiving Employer contributions as of the prospective date designated by the Committee on such notice. The Committee may designate that any Participant will cease participation in the Plan and no longer receive any Employer contributions for future Plan Years effective as of any future date by written notice to the Participant and eligibility hereunder shall automatically cease when the Participant ceases to be treated as an employee for tax withholding of wages on the payroll records of the Employer, in each case subject to one last annual Account credit for contributions for a prorated amount for such year. A Participant who incurs a Termination and later returns to work for the Employer will not resume participation in the Plan unless and until the Committee so determines, whether or not the Participant has an Account remaining under the Plan on the date of the return to employment.

Section 4-Contribution Credits and Accounting

4.1    General. All contributions made for a Participant under this Plan will be made solely in the form of credits to such Participant's Account. Although they may be described as "contributions" in this Plan or for purposes of Participant communication, such credits will be solely in the form of entries to a bookkeeping Account and will be fully subject to the provisions of Section 7.2 hereof. By accepting an Employer contribution, a Participant will for all purposes be deemed to have assented to the terms and provisions of this Plan and to all amendments hereto.

4.2    Amount of Contributions; Crediting Date. On each Crediting Date, beginning in January 2016, the Employer shall credit to the Account of each Participant employed for any period in the prior Plan Year an amount equal to the percentage set forth on the Participant's Eligibility Notice, multiplied by the such Participant's Excess Compensation for the Plan Year ending just prior to that Crediting Date (or the portion thereof after eligibility if specified in the Eligibility Notice). If any Participant does not have Excess Compensation in a Plan Year, the Participant will not receive any Employer contributions under this Plan for that Plan Year.

4.3    Establishment of Accounts. A bookkeeping Account will be established in the name of each Participant and maintained by the Employer. A Participant's Account will be credited and debited, as applicable, with credits for contributions, Investment returns and losses, expenses, and payments and distributions pursuant to the provisions of this Plan, and any other information deemed necessary by the Employer to administer such Account. Each Participant's Account is the basis for determining the Participant's benefits under the Plan.
4.4    Deemed Earnings or Loss Credited. The Employer will allocate the contribution credits made pursuant to Section 4.2 as directed by the Participant among the assumed Investment Option(s). The Employer shall have no obligation to actually invest any Account hereunder in accordance with this deemed investment provision. This provision is merely a mechanism for determining the amount eventually payable to Participants. The amount credited to the Participant's Account will be increased or decreased as of each Valuation Date based upon the assumed investment returns of the Participant's elected Investment Option(s) and any expenses of the Plan charged to such Account. Such deemed earnings or losses shall be credited as soon as possible after each Valuation Date based on the balance deemed in the Account as of the beginning of the period since the last Valuation Date, equitably adjusted for any intervening credits of contributions thereto or withdrawals therefrom.
4.5    Available Investment Options. The available Investment Options will be communicated to Participants from time to time and may be changed or eliminated in the exercise of its sole and absolute discretion at any time by the Employer, with written notice to the Participants within a reasonable time after a change or elimination. The Employer will determine a default Investment Option in which amounts assumed to be credited to a Participant's Account will be deemed to be invested if a Participant does not provide investment directions with respect to the Participant's Account. The Employer, and, if applicable, the Trustee, will be fully protected by relying on such default provisions.

4.6    Transmission of Investment Directions. Investment directions must be (i) communicated through the medium designated by the Employer, (ii) effective prospectively only, and (iii) apply only as to assumed Investment Options then available under the Plan. Directions will be effective as promptly as practicable after receipt, as determined by the Employer. Until an investment direction becomes effective, the Employer, and, if applicable, the Trustee, will be fully protected in following the Participant's most recent previous investment direction. The Employer may permit Participants to transmit investment directions to any provider of an assumed Investment Option. In such case, the Participant will be deemed to be acting as the delegate of the Employer and not as the owner of such Investment Option.

4.7    Losses. The Employer, and, if applicable, the Trustee will not be accountable or liable in any manner for any investment losses to a Participant's Account incurred in connection with implementing the directions of the Participant with respect to the deemed investment of the Participant's Account or due to any reasonable administrative delay in implementing such directions.

4.8    No Fiduciary Relationship.    Neither the Employer, the Trustee, any record keeper or investment issuer, nor any person performing services regarding the Plan, is a fiduciary to the Participant or responsible for or liable for any damage or loss or expense or other claim that may arise from that Participant's or Beneficiary's investment direction or exercise of control (or from that Participant's or Beneficiary's failure to exercise the Participant's right of investment direction and control).
4.9    Vesting of Accounts. Each Participant will be vested in the amounts credited to the Participant's Account attributable to Employer contributions made pursuant to Section 4.2 after 5 years have elapsed since the Participant's date of hire with the Employer, if the Participant has not experienced a Termination before such date (or such later date or longer or shorter period, if any, for vesting as specified in the Participant's Eligibility Notice); provided, however, that (i) even vested amounts contributed by the Employer will be forfeited upon a Termination for Cause, and (ii) the Participant will be 100% vested if Termination is the result of death or Disability, and (iii) the Participant will be 100% vested if Termination occurs during a Change in Control Protection Period or Acquisition Protection Period (as defined in the Employer's Executive Severance Plan) in circumstances that would provide benefits to the Participant under such plan as in effect from time to time, if the Participant is a participant therein.
4.10    Forfeitures. If Participant's Termination is determined to be for Cause, then the entire Account (even if otherwise "vested" under Section 4.9) will be forfeited immediately upon such Termination. If a Participant is not fully vested in any portion of the amounts credited to the Participant's Account when the Participant's has a Termination for a reason other than Cause, the Participant will forfeit the unvested portion of the Account immediately upon Termination. Furthermore, if Participant, at any time before all payments due hereunder are paid, fails to comply with the Participant's obligations under Sections 10 (Protections of Property) and 11 (Noncompete and Other Matters) of the Employer's Executive Severance Plan, the Company may cease payment hereunder and any further amounts due shall be deemed a "disputed payment" for purposes of Code Section 409A-2(g) payable only as and if required as a result of the dispute resolution provisions in that plan.

4.11    Statement of Benefits. Periodically, the Employer shall submit to Participants a statement in such form as the Employer deems desirable, setting forth the amount credited to the Deferred Compensation Account as of the most recent Valuation Date. Each Account Statement furnished by (or on behalf of) the Employer is intended as a legally significant statement of the Participant's current Account; if within 90 days after its delivery, the Participant (or Beneficiary or alternate payee) has not delivered a written objection as to its accuracy, the Account shall then be considered final and conclusive.

Section 5-Distributions

5.1    When Distributions Begin.    Distribution of vested Accounts will be triggered by any Termination (to begin 7 months thereafter) other than one on account of death or Cause, or by death before Termination (to be paid at the time provided in Section 5.2 below). In addition, all Accounts will be distributable upon termination of the Plan in accordance with Section 9.1 thereof.

5.2    Forms of Payment.    Within 30 days following the date of the Participant’s Eligibility Notice, each Participant must elect the form in which Accounts will be paid. Participants may choose among a lump sum or installments for a period of 2-10 years (as Participant designates), with separate elected payment forms allowed for benefits that begin on account of (i) death versus (ii) other Termination events. The Participant may also elect, in the event that Participant dies before all installment payments have been made, that (j) such installment payments to continue to be paid to the Beneficiary over the originally elected installment period; or (k) Account value will be paid out as a lump sum as soon as practicable. In all cases, if the Participant does not make an election of payment form, then the Account will be paid in a lump sum.

5.3    Installment Form of Benefits. The period over which any installment payments required hereunder are payable will be at least two years and not more than ten years. Installment payments will be made annually and the amount of each installment will be a fraction of the vested amount then credited to the Participant's Account as of the installment payment date, the numerator of which is one and the denominator of which is equal to the total number of installments remaining to be paid (including the installment to be paid on that installment payment date) or the vested amount remaining in the Account, if less. Vested amounts credited to the Participant's Account will continue to be credited or debited for deemed investment returns pursuant to Section 4 until distributed to the Participant.

5.4    Beneficiary. A Participant may file with the Employer a written or electronic designation of the Participant's primary and contingent Beneficiary which indicates the individual or entity who may receive benefits payable under this Plan upon the Participant's death and will not be effective if it names a person other than the Participant’s spouse at the date of death, unless that spouse consented on the designation form to appoint another Primary Beneficiary for any part of the Participant’s Account. A Beneficiary designation form or a change or revocation thereof will be effective only upon receipt of the form by the Employer prior to the Participant's death. Any change of Beneficiary designation form properly filed with the Employer will revoke all prior Beneficiary designation forms. If a properly completed Beneficiary designation form is not filed with the Employer before the Participant's death or if every designated beneficiary has predeceased the Participant, any Plan benefit payable because of a Participant's death then the Participant shall be deemed to have designated the following Beneficiaries (if living at the time of the death of the Participant) in the following order of priority:

•	The Participant's spouse, provided the benefit is not disclaimed in accordance with state law;

•	The Participant's children, including adopted children, in equal shares; and

•	The Participant's estate.

5.5    Effect of Payment. The payment to the Participant or Beneficiary shall completely discharge the Employer's obligations under this Plan.
5.6    Permissible Delays in Payment. Distributions may be delayed beyond the date payment would otherwise occur in accordance with the forgoing provisions of this Section 5 in any of the following circumstances as long as the Employer treats all payments to similarly situated Participants on a reasonably consistent basis:

(a)
The Employer may also delay payment if it reasonably anticipates that the making of the payment will violate federal securities laws or other applicable laws provided payment is made at the earliest date on which the Employer reasonably anticipates that the making of the payment will not cause such violation.

(b)
The Employer reserves the right to amend the Plan to provide for a delay in payment upon such other events and conditions as the Secretary of the Treasury may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

5.7    Permitted Acceleration of Payment. The Committee may permit acceleration of the time or schedule of any payment or amount scheduled to be paid pursuant to a payment under the Plan provided such acceleration would be permitted by the provisions of Reg. Sec. 1.409A-3(j)(4) (which regulation requires that no Participant be allowed to elect whether to exercise this discretion with respect to such Participant's Account), including the following events:

(a)
Domestic Relations Order. A payment may be accelerated if such payment is made to an alternate payee pursuant to and following the receipt and qualification of a domestic relations order as defined in Code Section 414(p).

(b)
Compliance with Ethics Agreements and Legal Requirements. A payment may be accelerated as may be necessary to comply with ethics agreements with the Federal government or as may be reasonably necessary to avoid the violation of Federal, state, local or foreign ethics law or conflicts of laws, in accordance with the requirements of Code Section 409A.

(c)
De Minimis Amounts. A payment may, in the Committee's discretion, be accelerated and paid in a lump sum if (i) the Employer exercises such discretion in writing, (ii) the amount of the payment is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), and (iii) at the time the payment is made the amount constitutes the Participant's entire interest under the Plan and all other plans that are aggregated with the Plan under Reg. Sec. 1.409A-1(c)(2).

(d)
FICA Tax. A payment may be accelerated to the extent required to pay the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) of the Code with respect to compensation deferred under the Plan (the "FICA Amount"). In general, the FICA amount with respect to any Employer contributions will be taken from wages otherwise payable to the Participant in cash, if any are available at the time the FICA amount is due. Additionally, a payment may be accelerated to pay the income tax on wages imposed under Code Section 3401 of the Code on the FICA Amount and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. The total payment under this subsection (d) may not exceed the aggregate of the FICA Amount and the income tax withholding related to the FICA Amount.

(e)
Section 409A Additional Tax. A payment may be accelerated if the Plan fails to meet the requirements of Code Section 409A; provided that such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.

(f)	Other Events. A payment may be accelerated in the Committee's discretion in connection with such other events and conditions as permitted by Code Section 409A.

5.8    FICA and Other Employment Taxes. For each Plan Year, the Employer shall withhold each Participant's share of FICA and other employment taxes related to the Participant's Employer contributions for that Plan Year from the Participant's salary or other payments actually paid to the Participant during the Plan Year. If necessary (e.g., because of high payroll deductions that take precedence) or desirable, the Employer may, at its sole election, instead reduce the Participant's Employer contributions for the Plan Year in an amount equal to the minimum amount required to be so withheld, along with related income taxes on such withheld and remitted amounts, but only to the extent such withholding and remission is consistent with Treasury Regulations under 409A of the Code.

Section 6-Administration by Committee

6.1    General. This Plan shall be administered by the Committee or its delegates. The Committee shall have the authority in its sole discretion: (i) to make, amend, interpret, and enforce such rules and regulations for the administration of this Plan as it deems necessary or appropriate; and (ii) to decide or resolve any and all questions, including claims for benefits, and make any interpretations with respect to the Plan that may arise in connection with the Plan. Notwithstanding the foregoing, the Board or the Committee in its discretion may delegate any administrative duties and tasks to one or more designated employees of the Employer. Any such delegation will be valid and binding on all persons, and the person or persons to whom authority has been delegated will, upon acceptance of such authority, have full power to act in all matters so delegated until the authority expires by its terms or is revoked by the Committee.

6.2    Agents. In the administration of this Plan, the Committee from time to time may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may consult with counsel who may be counsel to the Employer.

6.3    Binding Effect of Decisions. The decision or action of the Committee with respect to any question of interpretation or fact arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive, and binding upon all persons having any interest in the Plan.

6.4    Indemnification of the Committee. The Employer shall indemnify and hold harmless the members of the Committee and each of them against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct.

6.5    Employer Information. To enable the Committee to perform its functions, the Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Termination of its Participants, and such other pertinent information as the Committee may reasonably require.

6.6    Correction of Errors. The Committee may correct errors and, so far as practicable, may adjust any benefit or credit or payment accordingly. The Committee in its discretion may waive any notice requirements in the Plan; provided that a waiver of notice in one or more cases shall not be deemed to constitute a waiver of notice in any other case.

6.7    Authority to Interpret Plan. Subject to the claims procedure set forth in Section 10, the Committee shall have the duty and discretionary authority to interpret and construe the provisions of the Plan and to decide any dispute that may arise regarding the rights of Participants hereunder, including the discretionary authority to construe the Plan and determine the facts important to any determination, and to make determinations as to eligibility and benefits under the Plan.

6.8    Third Party Advisors. The Committee may engage an attorney, accountant, actuary, or any other technical advisor on matters regarding the operation of the Plan and to perform such other duties as shall be required in connection therewith, and may employ such clerical and related personnel as the Committee shall deem requisite or desirable in carrying out the provisions of the Plan.

6.9    Expense Reimbursement. The Committee shall be entitled to reimbursement by the Employer for its reasonable expenses properly and actually incurred in the performance of its duties in the administration of the Plan.

Section 7-Contractual Liability; Unfunded Status

7.1    Trust and Trustee. The Employer may, but is not required to, establish a Trust to fund its obligations under the Plan. Any such Trust will be based on the model "rabbi trust" set forth in IRS Revenue Procedure 92-64 or successors thereof. The benefits under this Plan will be paid from the Employer's general assets, unless paid from such Trust. The Trustee of the Trust, if any, will have the powers set forth in the agreement establishing the Trust.

7.2    Rights of Participants and Beneficiaries to Trust or Other Assets. Notwithstanding any other provision of this Plan, all amounts deferred under the Plan, all property and rights purchased with such amounts, and all income attributable to such amounts, property, or rights will remain (until paid or made available to the Participant or Beneficiary) solely the property and rights of the Employer, subject only to the claims of the Employer's general creditors. The obligations of the Employer to make payments pursuant to this Plan are contractual only. No Participant or Beneficiary will have any secured or preferred claim or lien on or to the assets of any Account maintained pursuant to the Plan, or any interest in any specific assets of the Employer or assets held in any Trust, including the Investments.
7.3    Legal Status of Plan; Not Tax-Qualified. This Plan is intended to be, and shall be construed and administered as, an employee benefit pension plan under the provisions of ERISA, and is intended to be an unfunded "top hat" plan under Section 201(2) of ERISA, maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compen-sated employees. The Plan is not intended to be qualified under Section 401(a) of the Code. This Plan will be construed and enforced according to the laws of the Commonwealth of Kentucky, to the extent not preempted by the Code and ERISA, and the Plan will be interpreted in a manner consistent with the maintenance of its status as a deferred compensation plan in accordance with Code Section 409A. Reference to any section of the Code or ERISA will be deemed to incorporate any required amendment of such section as necessary to maintain the status of this Plan as a tax-deferred compensation plan. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any one or more of the other provisions hereof. The parties hereby agree that this Plan shall be so interpreted as to give effect and validity to all the pro-visions hereof to the fullest extent permitted by law.
Section 8-Benefits Not Assignable; Facility of Payments

8.1    No Alienation or Assignment; QDROs. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit hereunder shall be in any manner liable for or subject to the debts, contracts, or liabilities of the person entitled to such benefit. No part of the amounts payable shall be, prior to actual payment, subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, or be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency. The preceding sentences shall not apply to the creation, assignment, or recognition of any right to any benefit payable with respect to a Participant pursuant to a domestic relations order, unless such order is determined by the Committee or its agent to be a qualified domestic relations order, as defined in Section 414(p) of the Code. Payment will be made to an alternate payee under a qualified domestic relations order at the time and in the form the order specifies. Nothing in this Section gives any Participant a right to receive a distribution at any time other than as required under Section 5, or permits an alternate payee to receive a form of payment not permitted under the Plan.

8.2    Facility of Payments. If the Committee determines, on the basis of medical reports or other evidence satisfactory to the Committee, that the recipient of any benefit payments under the Plan is incapable of handling his affairs by reason of minority, illness, infirmity, or other incapacity, the Committee may direct the Employer to disburse such payments to a person or institution designated by a court with jurisdiction over such recipient or to a person or institution otherwise having the legal authority under applicable state law for the care and control of such recipient. The receipt by such person or institution of any such payments therefore, and any such payment to the extent thereof, shall discharge the liability of the Employer, the Plan, and the Committee for the payment of benefits hereunder to such recipient.

Section 9-Amendment and Termination of Plan

9.1    Termination of the Plan. The Employer reserves the right to terminate the Plan by the action of its Board and distribute the Accounts of all Participants as provided in Section 9.1.1, 9.1.2, or 9.1.3, or under such other circumstances as permitted under guidance published by the Internal Revenue Service under Code Section 409A. If the Employer terminates the Plan, no further Employer contributions will be made, and the Account of each Participant will be determined as if the Participant had experienced a Termination on the date of Plan termination, and paid to the Participant as described in the applicable subsection below.

9.1.1    Corporate Dissolution or Bankruptcy. The Employer may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that all Accounts are distributed and included in the gross incomes of Participants or Beneficiaries in the later of (i) the calendar year in which the Plan termination occurs or (ii) the first calendar year in which the payment is administratively practicable.

9.1.2    Change in Control. The Employer may terminate the Plan within 30 days before or 12 months after a Change in Control Event, provided that all Accounts are distributed within 12 months of the effective date of Plan termination, and that any substantially similar deferred compensation arrangements maintained by the Employer also are terminated with all deferred amounts distributed within 12 months of termination. For purposes of this Section, a "Change in Control Event" means a change in control of the Employer, a change in effective control of the Employer, or a change in the ownership of a substantial portion of the Employer's assets, the occurrence of which is objectively determinable, all within the meaning of Code Section 409A and applicable guidance issued thereunder.

9.1.3    Elimination of All Account-Based Deferred Compensation Arrangements. The Employer may terminate the Plan at any time, provided that (i) the termination is not made in the presence of a downturn in the financial health of the Employer; (ii) the Employer and all Related Employers terminate any and all other nonqualified deferred compensation plans or arrangements that would be required to be aggregated with this Plan under Code Section 409A and guidance issued thereunder; (iii) no payments are made to any Participant or Beneficiary under this Plan within 12 months after the effective date of the Plan's termination, except to the extent payments are otherwise due hereunder; (iv) all Accounts are completely distributed within 24 months of the effective date of the Plan's termination; and (v) neither the Employer nor any Related Employer may adopt or maintain another plan or arrangement that would be required to be aggregated with this Plan under Code Section 409A for a period of at least three years after the date all necessary actions to terminate this Plan are taken.

9.2    Amendment. The Employer, at any time and for any reason, may amend or modify the Plan in whole or in part by the action of its Board or the Committee. No amendment or modification shall have the effect of reducing the value of a Participant's vested Account in existence at the time the amendment or modification is made (calculated as if the Participant had experienced a Termination as of the effective date of the amendment or modification). Except with respect to Employer rights to accelerate payment of benefits upon Plan termination in Section 9.1, no amendment or modification of the Plan shall affect the rights of any Participant or Beneficiary who is entitled to a distribution under the Plan as of the effective date of the amendment or modification.

Section 10-Claims Procedure

10.1    Presentation of Claim. Any Participant or Beneficiary who believes that he or she is entitled to benefits under the Plan in an amount greater than or at a time different than those received (a "Claimant") may deliver to the Committee a written claim for a determination on the matter. Any claim that relates to the contents of a notice received by the Claimant from the Plan must be made within 60 days after such notice was received by the Claimant. Any other claim must be made within 180 days of the date on which the event that gave rise to the claim occurred. All claims must state with particularity the determination desired by the Claimant.

10.2    Notification of Decision. The Committee shall consider a Claimant's claim and shall notify the claimant in writing of its determination within a reasonable amount of time and not later than 90 days from the date on which the claim was filed, unless special circumstances require an extension of time, in which case the Committee shall notify the Claimant of its determination within 180 days of the date on which the claim was filed. In the event that special circumstances require an extension of time, the Committee will provide the Claimant with written notice of the extension within the initial 90-day period, which notice shall explain the circumstances requiring an extension and provide a date by which the Committee expects to render a decision on the claim. If no notice is provided within the required time period, the claim shall be deemed denied. Notice of the Committee's determination shall provide either: (i) that the Claimant's requested determination has been made, and the claim has been allowed in full; or (ii) that the Committee has reached a conclusion that is contrary, in whole or in part, to the Claimant's requested determination, in which case such notice shall set forth in a manner calculated to be understood by the Claimant:

(i)	specific reason(s) for the denial of the claim or any part thereof;

(ii)	specific reference(s) to the pertinent Plan provision(s) upon which the denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)
an explanation of the claim review procedure set forth in Section 13.3 below, including applicable time limits and a statement of such Claimant's right to bring a civil action under Section 502(a) of ERISA in the event that the denial is upheld on review.

10.3    Review of a Denied Claim. Within 60 days after receiving a claim denial notice from the Committee (or 60 days after a deemed denial by inaction of the Committee), a Claimant (or the Claimant's duly authorized representative) may file with the Board, or a component thereof so appointed (the "Appeal Committee"), a written request for a review of the denial of the claim. Thereafter, the Claimant (or the Claimant's duly authorized representative) shall have the right to: (i) review documents pertinent to the claim; (ii) submit written comments or other documents or information; and (iii) request a hearing, which the Appeal Committee in its sole discretion may grant or deny. When reviewing a denied claim, the Appeal Committee shall take into account all comments, documents, records, and other information submitted by the Claimant (or his or her duly authorized representative) and relating to the claim, without regard to whether such material or information was considered during the initial benefit determination.

10.4    Decision on Review. The Appeal Committee shall render a decision on review within a reasonable period of time and not later than 60 days after the written request for review is filed, unless a hearing is held or other special circumstances require additional time, in which case the Appeal Committee must provide the Claimant with written notice of the extension within the initial 60-day period and must render a decision within 120 days after the written request for review is filed. Any notice of extension must describe the circumstances requiring the extension and provide a date by which the Appeal Committee expects to render a decision. Notice of the decision on review shall be written in a manner calculated to be understood by the Claimant and, if the claim was denied in whole or in part, shall contain:

(i)    specific reason(s) for the decision;

(ii)	specific reference(s) to the pertinent Plan provision(s) upon which the decision was based;

(iii)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim; and

(iv)	a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA.
10.5    Legal Review; Required Arbitration. Any and all disputes that may arise in connection with, arising out of or relating to this Plan shall, after exhaustion of the Claims Procedure set forth above, be submitted to final and binding arbitration in Chicago, Illinois according to the Employment Arbitration

Rules and Mediation Procedures of the American Arbitration Association at the time in effect, and must be brought, or will be time-barred, within one year after the Appeal Committee's affirmation of a denial of the claim, or, if earlier, within three years after the facts or events giving rise to the claimant's allegation(s) or claim(s) first occurred. If there is any conflict between such rules and procedures and this Section, the provisions of this Section shall prevail. The arbitration shall be conducted before a panel of three arbitrators, one to be selected by each of the parties and the third to be selected by the other two. The arbitrators may grant any remedy or relief, including, but not limited to, specific performance of a contract or contractual right and equitable or injunctive relief; provided, however, that the arbitrators shall have no authority to order a modification or amendment of this Plan. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The Participant understands that by participating in this Plan, the Participant is affirmatively agreeing to this binding arbitration and waiving the right to have a court determine the Participant's rights, including under ERISA. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY FOR ANY DISPUTES HEREUNDER.

10.6    Legal Fees. If any arbitration is brought under Section 10.5, the parties will bear the expense of deposits and advances required by the arbitrators in equal proportions, but such amounts shall be subject to recovery as an addition or offset to any award. For any action brought in connection with a termination of the Participant outside of the Change in Control Protection Period and Acquisition Protection Period (as those terms are defined in the Executive Severance Plan), the arbitrators may award to the prevailing party, as determined by the arbitrators, all costs, fees and expenses related to the arbitration which have been incurred by the prevailing party, including reasonable fees and expenses of attorneys, accountants and other professionals. For any action brought in connection with a termination during the Change in Control Protection Period or Acquisition Protection Period (as those terms are defined in the Executive Severance Plan) in which the Participant prevails on at least one material claim at issue, the arbitrators shall award to the Participant the reasonable fees and expenses of attorneys incurred by the Participant in connection with any such claim on which the Participant has prevailed.

Section 11-Miscellaneous Provisions

11.1    Limited Rights of Set off. Notwithstanding any other provision of this Plan, the Employer may reduce the amount of any payment otherwise payable to or on behalf of a Participant hereunder (net of any required withholdings) at the time it would otherwise be paid (and not before) by the amount of any loan, cash advance, extension of credit, or other obligation of the Participant to the Employer that is then due and payable, and the Participant, by participating in this Plan, shall be deemed to have consented to such reduction.

11.2    Notices. Each Participant and Beneficiary shall be responsible for furnishing the Committee or its designee with his current address for the mailing of notices and benefit payments. Any notice required or permitted to be given to such Participant or Beneficiary shall be deemed given if directed to such address and mailed by regular United States mail, first class, postage prepaid. If any check mailed to such address is returned as undeliverable to the addressee, mailing of checks will be suspended until the Participant or Beneficiary furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification otherwise permitted to be given by posting or by other publication.

11.3    Correction of Errors. The Employer will have the right and authority to correct errors of every sort, and each Participant hereby agrees as a Participant as well as on behalf of any Beneficiary or Beneficiaries to any method of error correction as the Employer may specify. The Employer may suspend any payment until it is satisfied as to the correctness of the payment or to allow the taking of legal action affecting such payment. The Employer may take any action it deems appropriate to recover any payment made in error including, without limitation, deductions from future benefits.

11.4    Plan Expenses. All expenses incurred by the Employer and the Committee in connection with the establishment and operation of the Plan may be paid by the Employer, or may, at the Employer's direction, be assessed as an expense against the Accounts of Participants to whom an expense is most applicable.

11.5    Lost Distributees. A benefit shall be deemed forfeited if the Committee is unable to locate the Participant or Beneficiary to whom payment is due on or before the fifth anniversary of the date payment is to be made or commence; provided further, however, that such benefit shall be reinstated at its value at the time of forfeiture if a valid claim is made by or on behalf of the Participant or Beneficiary for all or part of the forfeited benefit.

11.6    Reliance on Data. The Employer and the Committee shall have the right to rely on any data provided by the Participant or by any Beneficiary. Representations of such data shall be binding upon any party seeking to claim a benefit through a Participant, and the Employer and the Committee shall have no obligation to inquire into the accuracy of any representation made at any time by a Participant or Beneficiary.

11.7    Tax and Retirement Results Not Guaranteed. The Employer and Participants acknowledge that the Employer may have to make informational reports of amounts accrued hereunder to the Internal Revenue Service and other taxing authorities, even before payments are made or the parties believe the benefits here under to be taxable. The Employer does not represent or guarantee that any particular federal or state income, estate, payroll, or other tax consequences will occur because of Participant's participation in this Plan, nor that the retirement benefits provided hereby, when combined with any tax-qualified benefits provided by the Employer, will provide any particular percentage of pre-retirement pay or adequate savings to maintain the Participant's desired standard of living in retirement.

11.8    Risk. The Participants agree on behalf of themselves and their designated Beneficiaries to assume all risk in connection with any decrease in value of their Accounts which are deemed to be invested or reinvested in accor-dance with the provisions of this Plan.

11.9    Receipt and Release for Payments. Any payment made from the Plan to or with respect to any Participant or Beneficiary, or pursuant to a disclaimer by a Beneficiary, shall be, to the extent thereof, in full satisfaction of all claims hereunder against the Plan and the Employer with respect to the Plan. The recipient of any payment from the Plan may be required by the Committee, as a condition precedent to such payment, to execute a receipt and release with respect thereto in such form as shall be acceptable to the Committee.

11.10    Headings. The headings and subheadings of the Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

11.11    No Guarantee of Employment. The establishment of the Plan shall not be construed as conferring any legal or other rights upon any Employee or any persons for continuation of employment, nor shall it interfere with the right of the Employer to discharge any Employee or to deal with him without regard to the effect thereof under the Plan.

11.12    Merger or Consolidation; Assumption of Plan. No Employer shall consolidate or merge into or with another corporation or entity, or transfer all or substantially all of its assets to another corporation, partnership, trust, or other entity (a "Successor Entity") unless such Successor Entity agrees to assume the rights, obligations, and liabilities of the Employer under the Plan, and upon such assumption the Successor

Entity shall become obligated to perform the terms and conditions of the Plan. Nothing herein shall prohibit the assumption of the obligations and liabilities of the Employer under the Plan by any Successor Entity.

IN WITNESS WHEREOF, this Plan is adopted as of the Effective Date above, but actually on the date signed as indicated below.

CENTURY ALUMINUM COMPANY

By:	/s/ Jesse E. Gary

Title:	Executive Vice President, General Counsel & Secretary

Date:	December 8, 2015